EXHIBIT 99.2

IRONPORT SYSTEMS, INC.

2007 STOCK OPTION PLAN

SECTION 1. INTRODUCTION.

The IronPort Systems, Inc. 2007 Stock Option Plan became effective upon its adoption by the Company’s Board of Directors on the Effective Date, and must be approved by the shareholders of the Company, consistent with applicable laws, within twelve (12) months following such date. If the Company’s shareholders do not approve this Plan, no Options will be granted under this Plan.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering designated Employees and Consultants an opportunity to share in such long-term success by acquiring a proprietary interest in the Company. The Plan seeks to achieve this purpose by providing for discretionary long-term incentive awards in the form of Options.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(d) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or option agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(e) “Change In Control” means, except as may otherwise be provided in a Participant’s employment agreement or Stock Option Agreement, the occurrence of any of the following:

(i) A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g) “Committee” means a committee described in Section 3.

(h) “Common Stock” means the Company’s common stock.

(i) “Company” means IronPort Systems, Inc., a Delaware corporation.

(j) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(k) “Corporate Transaction” means, except as may otherwise be provided in a Participant’s employment agreement or Stock Option Agreement, the occurrence of any of the following shareholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(l) “Director” means a member of the Board who is also an Employee.

(m) “Disability” means that the Optionee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(n) “Effective Date” means January 22, 2007, the date the Plan was adopted by the Company Board of Directors.

(o) “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

(r) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question; or

(ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Common Stock for the date in question.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then if available such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(s) “Fiscal Year” means the Company’s fiscal year.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Option” means a stock option granted under the Plan entitling the Optionee to purchase Shares.

(v) “Optionee” means an individual, estate or other entity that holds an Option.

(w) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(x) “Plan” means this IronPort Systems, Inc. 2007 Stock Option Plan, as it may be amended from time to time.

(y) “SEC” means the Securities and Exchange Commission.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(bb) “Share” means one share of Common Stock, as adjusted pursuant to Sections 8 and 9, and any successor security.

(cc) “Stock Option Agreement” means the agreement described in Section 6 evidencing each award of an Option.

(dd) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ee) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

(a) General. The Board or a Committee appointed by the Board shall administer the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting individuals who are to receive Options under the Plan;

(ii)	determining the type, number, vesting requirements and other features and conditions of such Options and amending such Options;

(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Stock Option Agreement;

(iv)	accelerating the vesting, or extending the post-termination exercise term, of Options at any time and under such terms and conditions as it deems appropriate;

(v)	interpreting the Plan; and

(vi)	making all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to receive Options under the Plan.

(b) Stock Options. No person shall be eligible for the grant of an Option so long as Section 260.140.41(b) of Title 10 of the California Code of Regulations applies unless the requirements of such regulation are satisfied. No Option granted under the Plan is intended to qualify for the treatment afforded under Sections 421 and 422 of the Code.

(c) Restrictions on Shares. Any Shares issued pursuant to an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in a Stock Option Agreement, a Participant may designate one or more beneficiaries with respect to an Option by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Option(s) shall be transferred or distributed to the Participant’s estate.

(e) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Option until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Option and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f) Termination of Service. Unless the applicable Stock Option Agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Options held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option): (i) upon termination of Service for any reason, all unvested portions of any outstanding Options shall be immediately forfeited without consideration; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his/her then-outstanding Options may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then-outstanding Options may be exercised within eighteen months after the date of termination of Service.

(g) Information Delivery. When required to comply with Section 260.140.41(j) of Title 10 of the California Code of Regulations, the security holders to whom such information is required to be provided shall be provided the information required by Section 260.140.46 of Title 10 of the California Code of Regulations not less frequently than annually.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Options under the Plan shall not exceed 9,000,000 Shares, subject to adjustment pursuant to Section 8 and, when required, compliance with the shareholder approval requirements of Section 260.140.45 of Title 10 of the California Code of Regulations.

(b) Additional Shares. If Options are forfeited or are terminated for any other reason before being exercised, then the Shares underlying such Options shall again become available for Options under the Plan.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company.

Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 8.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed nine years from the date of grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be nine years from the date of grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(e) Modifications of Options. Within the limitations of the Plan, the Committee may modify outstanding Options provided that no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.

(f) Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and only if so provided for in an applicable Stock Option Agreement:

(i) Surrender of Stock. Payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(ii) Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise.

(iii) Other Forms of Payment. Payment for all or any part of the Exercise Price may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

SECTION 8. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i) the number of Shares and the kind of shares or securities available for future Options under Section 5;

(ii) the number of Shares and the kind of shares or securities covered by each outstanding Option; or

(iii) the Exercise Price under each outstanding Option.

(b) Participant Rights. Except as provided in this Section 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 8 a Participant’s Option covers additional or different shares of stock or securities, then such additional or different shares and the Option in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Option and the Shares subject to the Option prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 8 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 9. EFFECT OF A CORPORATE TRANSACTION.

(a) Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Options shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options by the surviving corporation or its parent, or for the cancellation of outstanding Options, with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. The Committee may determine, at the time of grant of an Option or thereafter, that such Option shall become fully vested as to all Shares subject to such Option in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Stock Option Agreement, in the event that a Corporate Transaction occurs and any outstanding Options are not assumed, substituted, or replaced, then such Options shall terminate and cease to be outstanding.

(c) Dissolution. To the extent not previously exercised or settled, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 10. LIMITATIONS ON RIGHTS.

(a) No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Option is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Option. By accepting an Option under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Options. Any Option granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Option that is forfeited and/or is terminated by its terms or to any future Option.

(b) Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Option prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 8.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 11. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Option. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Option through Cashless Exercise or through a sale of Shares underlying the Option.

SECTION 12. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall become effective upon its approval by the Company’s shareholders in the manner required under Section 260.140.41(i) of Title 10 of the California Code of Regulations. The Plan shall terminate on the tenth anniversary of the date of approval by the Company’s shareholders and may be terminated on any earlier date pursuant to this Section 12.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Option previously granted under the Plan without the Participant’s consent. No Options shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

IRONPORT SYSTEMS, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) made to purchase shares of IronPort Systems, Inc. (the “Company”) common stock:

Optionee:

Grant Date:

Type of Option: nonstatutory stock option

Grant Number:

Number of Option Shares:                                          shares

Exercise Price: $                                         per share

Vesting Commencement Date:

Expiration Date:

Exercise Schedule

The Option shall vest and become exercisable with respect to (i) twenty percent (20%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of forty-eight (48) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the forty-eight (48)-month period measured from the first year anniversary of the Vesting Commencement Date. In no event shall the Option vest and become exercisable for any additional Option Shares after Optionee’s cessation of Service. Notwithstanding anything to the contrary in this Notice, the Stock Option Agreement or the Plan, in the event the acquisition of the Company by Cisco Systems, Inc. is not consummated by July 31, 2007 or such later date as agreed to by Cisco Systems, Inc. and the Company (the “Termination Date”) pursuant to Section 7.1(b) of the Agreement and Plan of Reorganization by and among Cisco Systems, Inc., the Company and certain other parties dated December 29, 2006 (the “Merger Agreement”), then the Option shall be of no force and effect, shall not be exercisable, and shall expire on the first business day following the Termination Date.

Should Optionee request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Committee shall have the right to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the Option term. The decision whether or not to approve Optionee’s request for any reduced work commitment shall be at the sole discretion of the Company. In no event shall any extension of the Exercise Schedule for the Option Shares result in the extension of the Expiration Date of the Option.

Optionee understands and agrees that the Option is offered subject to and in accordance with the terms of the IronPort Systems, Inc. 2007 Stock Option Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto.

No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Stock Option Agreement or the Plan.

STOCK OPTION AGREEMENT

Recitals

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or of the board of directors of any Parent or Subsidiary and Consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the attached Notice of Grant of Stock Option (the “Notice”), or the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price specified in the Notice.

2. Option Term. This Option shall have a maximum term of nine (9) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner exercised or expired as to all of the Option Shares in accordance with Paragraph 4 or unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This Option may, in connection with the Optionee’s estate plan and only to the extent permitted by applicable laws, regulations and rules, be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate. Should the Optionee die while holding this Option, then this Option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

4. Dates of Exercise. This Option shall vest and become exercisable for the Option Shares in one or more installments as specified in the Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable until the earlier of (i) the Expiration Date, (ii) March 15 of the calendar year following the calendar year in which such installment first becomes exercisable, and (iii) termination of the Option term under Paragraph 5 or 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the Nasdaq National Market on the last trading day before the Expiration Date or earlier date of termination of the Option term under Paragraph 5. Any later attempt to exercise this Option will not be honored. For example, if Optionee ceases to remain in Service as provided in Paragraph 5(i) and the date three (3) months from the date of cessation is Monday, July 4 (a holiday on which the Nasdaq National Market is closed), Optionee must exercise the exercisable portion of this Option by 4 pm Eastern Daylight Time on Friday, July 1.

5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and this Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause) while this Option is outstanding, then Optionee’s right to exercise this Option shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the date that is three (3) months following the date of such cessation of Service, (B) March 15 of the calendar year following the calendar year in which the right to exercise for a given Share first became exercisable or (C) the Expiration Date.

(ii) If Optionee dies while this Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) March 15 of the calendar year following the calendar year in which the right to exercise for a given Share becomes exercisable following Optionee’s death or (B) the Expiration Date.

(iii) Should Optionee cease Service by reason of Disability while this Option is outstanding, then Optionee’s right to exercise this Option shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) March 15 of the calendar year following the calendar year in which the right to exercise for a given Share becomes exercisable following Optionee’s cessation of Service by reason of Disability or (B) the Expiration Date.

(iv) Optionee’s date of cessation of Service shall mean the date upon which Optionee ceases active performance of services for the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment, and shall not otherwise include any period of notice of termination of employment, whether expressed or implied.

(v) During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Option Shares for which the Option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

(vi) Should Optionee’s Service be terminated for Cause or should Optionee otherwise engage in activities constituting Cause while this Option is outstanding, then this Option shall terminate immediately and cease to remain outstanding. In the event Optionee’s Service with the Company is suspended pending an investigation of whether Optionee’s Service will be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period.

6. Accelerated Termination of Option. This Option shall automatically terminate immediately prior to the effective date of a Corporate Transaction; however no such termination of this Option shall occur if and to the extent: (i) this Option is, in connection with a Corporate Transaction, either assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of a Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent pay-out in accordance with the same Exercise Schedule set forth in the Notice. The determination of option comparability under clause (i) of the preceding sentence shall be made by the Committee, and such determination shall be final, binding and conclusive.

7. Adjustment in Option Shares. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, appropriate adjustments shall be made to (i) the total number and/or kind of shares or securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Shareholder Rights. The holder of this Option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

9. Manner of Exercising Option.

(a) In order to exercise this Option with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased Shares in one or more of the following forms:

(A) cash or check made payable to a Company-designated brokerage firm or the Company; or

(B) as permitted by applicable law, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm (or in the case of an executive officer or Board member of the Company, an Optionee-designated brokerage firm) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates and (II) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option.

(iii) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the exercise date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) the purchased Option Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), with the appropriate legends affixed thereto.

(c) In no event may this Option be exercised for any fractional Shares.

(d) Notwithstanding any other provisions of the Plan, this Agreement or any other agreement to the contrary, if at the time this Option is exercised, Optionee is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Committee:

(i) any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness; and

(ii) if this Option is exercised in accordance with subparagraph 9(a)(i)(B) above, the after tax proceeds of the sale of Optionee’s Shares shall automatically be applied to the outstanding balance of Optionee’s indebtedness.

10. Compliance with Laws and Regulations.

(a) The exercise of this Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address maintained for Optionee in the Company’s records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. The Notice, this Agreement, and the Option evidenced hereby (a) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (b) constitute the entire agreement between Optionee and the Company on the subject matter hereof and supercede all proposals, written or oral, an all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under the Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in this Option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to the conflict of laws principles thereof.

15. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares which may without shareholder approval be issued under the Plan, then this Option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan and all applicable laws, regulations and rules.

16. Leave of Absence. Unless otherwise determined by the Committee, the following provisions shall apply upon the Optionee’s commencement of an authorized leave of absence:

(a) The Exercise Schedule in effect under the Notice shall be frozen as of the first day of the authorized leave, and this Option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

(b) In no event shall this Option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Service prior to the Expiration Date of the Option term.

17. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Authorization to Release Necessary Personal Information.

(a) Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Optionee’s participation in the Plan.

(b) Optionee may at any time withdraw the consents herein, by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

19. No Entitlement or Claims for Compensation.

(a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to remain an Employee, Consultant or director of the Company, a Parent or a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of Optionee at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) Optionee agrees that the Company may require Options granted hereunder be exercised with, and the Option Shares held by, a broker designated by the Company. In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.